EXHIBIT 99.1

NEW YORK, July 27, 1998 -- American Express Company today announced that Richard A. McGinn, chairman and chief executive officer of Lucent Technologies Inc., has been elected to the Board of Directors of American Express.

Mr. McGinn, 51, was named chairman of Lucent Technologies in February, 1998. He previously served as chief executive officer and president of Lucent - which he helped launch as a spin-off from AT&T in 1996. Mr. McGinn joined AT&T in 1978 and subsequently held executive positions in AT&T's International and Computer Systems Groups before becoming chief executive officer of Network Systems. He began his career at Illinois Bell in 1969.

In addition to serving on the Board of Directors of Lucent Technologies, Mr. McGinn is a director of Oracle Corporation. He is a member of the Executive Committee of the Council on Competitiveness, a bipartisan policy group. Mr. McGinn received a bachelor's degree from Grinnell College, Grinnell, Iowa.

American Express Company, (http://www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.


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